RULE lOf-3 REPORT

   A. Information  Regarding the Offering and Transaction To be filled out by KAM:
Date of Purchase: 11/24/2014------
Underwriter Purchased from: JP Morgan _

Name of Issuer/Issue: TIBCO Software Inc.---------
Principal Amount of Offering: $1,670mm Term Loan and $950mm bonds Price/Spread (net of fees and expenses): _L+550 / 1% floor / 95 OID on loans   _ 11.25-11.375% coupon / 96.5-97 OID on bonds
Amount Purchased by the Fund: _$53mm CCT I $8mm KIO for loans_

$17mm CCT I $3mm KIO for bonds

Amount Purchased by all Funds and Accounts over which the Adviser has Discretion: _$126mm total loans and $62mm total bonds--------
Name of Portfolio Manager: _Chris Sheldon _

Date the Offering Commenced: _ 11/6/14 loan launch; 11/14/14 bond launch _ Initial Public Offering Price: __95 OID on loans, and 96.5-97 OID on bonds    _
Commission, Spread or Profit: % $---
B. COMPLIANCE   CHECKLIST

Indicate  whether  the  following  conditions  were  met  in  connection  with  the  purchase  of  the security described in Section A above:

To be filled out by KAM:

1. Yes     Securities are (i) part  of an issue registered  under  the  Securities  Act of  1933,  as  amended,   that   is   being   offered   to   the   public,   (ii) Government Securities 1 , (i i i) Eligible Municipal Securities,2 (iv) sold in an Eligible Foreign Offering3, or (v) sold i n an Eligible Ru e 144A
Offering4 .

2. Yes The purchase for the Fund was made prior to the end of the first full business day on which any sales are made, and, if the securities are offered for subscription upon exercise of rights, on or  before  the fourth day preceding the day on which the rights offering terminates. In the case of loans, the Fund purchased on the allocation date.

3. Yes Except for Eligible Municipal Securities, the issuer has been in continuous operation for not less than 3  years,  including  the operations of any predecessors.

4. Yes The amount of securities of any class purchased by the Fund, alone or together with all other funds  to which the Adviser serves  as investment adviser and any other accounts with respect to which the Adviser has investment discretion if the Adviser exercised such discretion with respect to the purchase, (i) for all offerings other than

        Government Securities, as defined in Section 2(a)(16) of the 1940 Act, means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing.
2 Eligible Municipal Securities means "municipal securities," as defined in Section 3(a)(29) of the Exchange
Act, that are subject to no greater than moderate credit risk; provided, that if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, the securities are subject to a minimal or low amount of credit risk.
3 Eligible Foreign Offering means a public offering of securities, conducted under the laws of a country other than the United States, that meets the following conditions: (i) the offering is subject to regulation by a "foreign financial regulatory authority," as defined in Section 2(a)(50) of the 1940 Act in such country, (ii) the securities are offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer), (iii) financial statements, prepared and audited in accordance with standards required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, are made available to the public and prospective purchasers in connection with the offering, and (iv) if the issuer is an issuer other than a foreign government, a national of any foreign country, or a corporation or other organization incorporated or organized under the laws of any foreign country, such issuer must (a) have a class of securities registered pursuant to Section 12(b) or 12(g) of the Exchange Act or is required to file reports pursuant to Section 15(d) thereof, and (b) have filed all the material required to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve months immediately preceding the sale of the relevant securities (or for such shorter period as required).
4 Eligible Rule 144A Offering means an offering of securities that meets the following conditions: (i) the securities are offered or sold in transactions exempt from registration under Section 4(2) of the Securities Act, Rule 144A thereunder, or Rules 501-508 thereunder, (ii) the securities are sold to persons that the seller and any person acting on behalf of the seller reasonably believe to include qualified institutional buyers (as defined in R ule
144A( a)(l), and (iii) the seller and any person acting on behalf of the seller reasonably believe that the securities are eligible for resale to other qualified institutional buyers pursuant to Rule 144A .

Eligible Rule 144A Offerings, does not exceed 25% of the principal amount of the offering of such class, and (ii) for Eligible Rule 144A Offerings, does not exceed 25% of the total principal amount of the offering of such class sold to qualified institutional buyers, plus the principal amount of the offering in any concurrent public offering.

5. Yes  The securities were not purchased directly or indirectly from: (a) an officer, trustee, investment adviser or employee of the Fund or (b) a person of which any of the persons noted in (a) is an affiliated person.

Name : Michelle  Domanico

Title: Principal

11/24/2014

Date

To be filled out by KCM/MCS:

6. The underwriting was a firm commitment underwriting.

7. The commission, spread or profit received or to be received by the principal underwriters was fair and reasonable as compared to the commission, spread or profit received  by other principal underwriters in connection with underwritings of similar securities during  a comparable period of time.

8. If securities were purchased from a syndicate  manager,  the "Affiliated Underwriter" did not  benefit  directly  or  indirectly  from the transaction; or with respect to Municipal Securities, the purchase was not part of a group sale or otherwise allocated to the account of any of the persons specified in 7 above.

9. Name   of   Affiliated Underwriter    participating in   the   syndicate

10. The deal is oversubscribed not including the orders of Corporate Capital Trust and KKR Income Opportunities Fund.

11. Commission, Spread or Profit: ..             %

$ _

Name: Date

Title:

To be filled out by KCM/MCS:

6. Yes The underwriting was a firm commitment underwriting .

7. Yes  The commission, spread or profit received or to be received by the principal underwriters was fair and reasonable as compared to the commission, spread or profit received by other principal underwriters in connection with underwritings of similar securities during a comparable period of time.

8. Yes  If securities were purchased from a syndicate manager, the "Affiliated Underwriter" did not benefit directly or indirectly from the transaction; or with respect to Municipal Securities, the purchase was not part of a group sale or otherwise allocated to the account of any of the persons specified in 7 above.

9. Name  of  Affiliated Underwriter participating in  the  syndicate
MCS_______________________.

l 0.
Yes
The deal  is oversubscribed  not including the orders of Corporate

Capital Trust and KKR Income Opportunities Fund. -- Per guidance from JP Morgan; subject to confirmation after submission of orders.
1 1 .

Commission, Spread or Profit: 2.25% Bank loan; 3.75% Bridge/bond;

$3.9 million (before giving fees to market, gross figure)

1 1/24/201 4

Date